Troika Media Group Inc. Reports Revenue of $59.0 million, Adjusted EBITDA of $1.5 million for the Three Months Ended March 31, 2023

New York, New York - May 15, 2023 — Troika Media Group, Inc. (Nasdaq: TRKA) ("TMG"), a consumer engagement and customer acquisition group, today announced financial results for the quarter ended March 31, 2023. TMG is a professional services company that architects and builds enterprise value in consumer brands to generate scalable, performance-driven revenue growth. The Company delivers three solutions pillars: TMG CREATES brands and experiences and CONNECTS consumers through emerging technology products and ecosystems to deliver PERFORMANCE based measurable business outcomes.

The fiscal quarter highlights include:

▪Revenue of approximately $59.0 million
▪Fifth Consecutive Record Revenue Quarter (based on quarter over quarter)
▪Revenue increase of 276% over the comparative prior year period
▪Gross Profit of $8.8 million
▪Adjusted EBITDA of approximately $1.5 million
▪Strong Revenue growth in Performance Solutions within Home Services and Professional Services Sectors

“We have now delivered the fifth consecutive (quarter over quarter) record revenue quarter and continue to execute on the multi-phase optimization of our legacy balance sheet. Our quarter ended March 31, 2023, came in line with our expectations despite headwinds in the broader economy and uncertainty around the strength of the consumer. The Company’s expertise in resilient sectors such as home services, impactful revenue generating solutions and diverse revenue streams continues to help us build upon what is an extremely efficient operating platform. We continue to curate our business efforts to take advantage of sustainably higher margin business opportunities to meaningfully enhance strategic and financial results.” said Sid Toama, TMG’s Chief Executive Officer. “We are excited at the prospect of incremental customer acquisition programs that we are rolling out for prospective new clients across both managed services and performance solutions revenue streams, as we get into our strongest operating periods of the year. We see a great demand for our solutions in the home services and legal sectors.” added Toama.

“The revenue in our quarter ended March 31, 2023, is reflective of the seasonality in the business which is driven by our sector and revenue stream mix where we see lower customer acquisition investments (in relative terms) by our clients in Q1 and Q4. We are well positioned to take advantage of the work that has been done over the past year as we enter into our strongest revenue generating quarters which are the key drivers for our business. We have made great strides forward in addressing our complicated legacy capital structure. More specifically, we have negotiated forbearance with our senior secured debt provider to allow us time to put alternative financing in place; Series E Preferred securities and their related liabilities have largely been extinguished; we have restructured Troika’s pre-acquisition legacy businesses to eliminate operations that were dilutive to performance; and we are working on accretive strategic opportunities to contribute greater revenue diversity and margin.” said Erica Naidrich, TMG’S Chief Financial Officer.

Results for the three months ended March 31, 2023 compared to the three months ended March 31, 2022:

	Three months ended
	March 31,
	2023	2022	Change ($)	Change (%)
	(in thousands)
Revenue	$59,038	$15,685	$43,353	276%
Gross profit	$8,755	$3,947	$4,808	122%
Net loss	$(7,901)	$(14,388)	$6,487	45%
EBITDA	$(2,361)	$(13,859)	$11,498	83%
Adjusted EBITDA	$1,471	$(1,156)	$2,627	(227)%

Financial Results for TMG
The results of operations for the three months ended March 31, 2023, continue to demonstrate the positive contributions to the business operations from the acquisition of Converge Direct, LLC and its affiliates. The strength of our revenue streams and our customers has continued throughout this quarter and we are poised to continue to deliver steadfast results for our customers. The business has also been focused on finding a strategic path forward to provide increased shareholder value and as a result has incurred significant costs in the process. From a forecasting perspective, our first calendar quarter can not be straight lined to predict the full year results of the business. The business has a cyclicality that is representative of a certain seasonality in our sectors and behavior of our clients. We expect to see stronger revenue and margins as the year progresses and then will soften in the fourth quarter.

Revenues for the three months ended March 31, 2023, increased approximately $43.4 million, or 276% to $59.0 million, as compared to the same quarter in the previous year. Gross profit for the three months ended March 31, 2023, increased $4.8 million, or 122%, to $8.8 million, as compared to the same quarter in the previous year.

The increases were attributable to a full quarter performance in the current year of the Converge subsidiaries as the acquisition closed on March 21, 2022, in the prior year comparable period. The revenue contributed by these new revenue streams totaled well over $300 million since its acquisition in March 2022, a period of 375 days.

Selling, general, and administrative costs decreased during the period by $6.0 million, or 35%, to $11.2 million when compared to the prior year period. The decrease in selling, general, and administrative expenses was primarily driven by a decrease of $7.0 million in employee salaries and other employee-related costs (inclusive of stock-based compensation) and a decrease in travel and entertainment costs of approximately $0.1 million, partially offset by an increase in facilities costs of approximately $0.3 million, an increase in professional fees of approximately $0.2 million, an increase in restructuring and other related charges of approximately $0.2 million, an increase in $0.2 million related to various tax expenses, and an increase in board of directors fees of approximately $0.2 million.

TMG’s Adjusted EBITDA for the three months ended March 31, 2023, increased by approximately $2.6 million, or 227%, to $1.5 million, as compared with the prior period. The increase of $2.6 million is primarily due to improved EBITDA of $11.5 million offset by decreases in non-cash stock-based compensation expense of $9.4 million and business acquisition costs of $2.7 million in the prior year comparable period, partially offset by several non-recurring costs during the current period including $2.3 million of non-recurring Blue Torch financing related matters, $0.7 million of restructuring charges, and $0.3 million of non-recurring Series E equity related costs incurred during the period. These non-recurring costs are expected to continue throughout the remainder of the year until the Company finalizes a strategic plan.

About Troika Media Group

TMG is a consumer engagement and customer acquisition consulting and solutions group based in New York. We deliver resilient brand equity, amplifying brands through emerging technology to deliver performance driven business growth. TMG’s expertise is in large consumer sectors including Insurance, Financial Services, Home Improvement, Residential Services, Legal, Professional Services, Media and Entertainment. For more information, visit www.thetmgrp.com.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures under generally accepted accounting principles (GAAP). These metrics are performance measurement tools used by our management team and you should not consider them in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP and are susceptible to varying calculations, the measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

We define EBITDA as net income (loss) before (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) interest expense, and (iii) tax expense.

We define Adjusted EBITDA as EBITDA before (i) share-based compensation expense or benefit, (ii) restructuring charges or credits, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses and associated settlements, and (v) certain other non-recurring or non-cash items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. We eliminate merger and acquisition-related costs because the Company does not consider such costs to be indicative of the ongoing operating performance of the Company as they result from an event that is of a non-recurring nature, thereby enhancing comparability.

We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of our business and the Company on a consolidated basis. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and gross margin as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted EBITDA should be used as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. For a reconciliation of net (loss) income to Adjusted EBITDA, please see page 6 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements about future growth and growth rates and other information regarding future performance and strategies and appear throughout this press release. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments or events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industries in which it operates, the impact of the COVID-19 pandemic and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K in the Company’s Annual Report on Form 10-K. The Company disclaims any obligation to update any forward-looking statements contained herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

Investor Relations Contact:

Sid Toama
Chief Executive Officer
Troika Media Group, Inc.
investorrelations@troikamedia.com

Troika Media Group, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2023	2022

Revenue	$59,038,338	$15,685,000
Cost of revenue	50,283,718	11,738,000
Gross profit	8,754,620	3,947,000

Operating expenses:
Selling, general and administrative expenses	11,163,317	17,183,000
Depreciation and amortization	2,063,295	429,000
Total operating expenses	13,226,612	17,612,000
Operating loss	(4,471,992)	(13,665,000)
Other income (expense):
Interest expense	(3,440,656)	(100,000)
Miscellaneous income (expense)	47,888	(590,000)
Total other expense	(3,392,768)	(690,000)
Loss from operations before income taxes	(7,864,760)	(14,355,000)
Income tax expense	(35,970)	(33,000)
Net loss	(7,900,730)	(14,388,000)
Foreign currency translation adjustment	—	36,000
Comprehensive loss	$(7,900,730)	$(14,352,000)

Troika Media Group, Inc.
Adjusted EBITDA Non-GAAP Measure
(Unaudited)

	Three Months Ended March 31,
	2023	2022

Net loss	$(7,900,730)	$(14,388,000)
Interest expense	3,440,656	100,000
Income tax expense	35,970	—
Depreciation and amortization	2,063,295	429,000
EBITDA	$(2,360,809)	$(13,859,000)
Stock-based compensation expense	547,197	9,901,000
Non-recurring expenses related to financing matters (2)	2,282,451	—
Restructuring and other related charges (1)	692,203	—
Non-recurring financing expenses (3)	309,671	—
Related acquisition & related professional costs	—	2,658,000
Bad debt expense - one time	—	85,000
Legal settlement - one time	—	59,000
Adjusted EBITDA	$1,470,713	$(1,156,000)

1)	Approximately $0.5 million of restructuring expenses incurred during the quarter were expensed as incurred to selling, general, and administrative expenses and did not have a restructuring reserve.
2)	Costs primarily relate to Blue Torch financing matters. Costs are recorded in selling, general, and administration expenses.
3)	Costs primarily relate to the Preferred Series E equity matters. The total includes $0.2 million of partial liquidated damages expense.

The following is a description of the adjustments to net loss in arriving at adjusted EBITDA as described in this earnings release:

▪Interest Expense.
▪Income Tax Expense.
▪Depreciation and amortization. This adjustment eliminates depreciation and amortization of property and equipment and intangible assets in all periods.
▪Impairment and other (gains) losses, net. This adjustment eliminates non-cash impairment charges and the impact of gains or losses from the disposition of assets or businesses in all periods.
▪Business acquisition costs. This adjustment eliminates costs related to acquisitions in all periods.
▪Restructuring charges. This adjustment eliminates costs related to termination benefits provided to employees as part of the Company’s full-time workforce reductions
▪Share based compensation. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under the Troika Media Group Stock Plan.
▪Loss Contingency on Equity Issuance related to Series E PIPE
▪Net gain on sale of subsidiary
▪(Gain) loss on derivative liabilities related to the Series E PIPE